Exhibit 99.1

MSC Industrial Supply Co. Tel.800.645.7270 Fax.800.255.5067 www.mscdirect.com news

Investor Contact:

John G. Chironna

VP Investor Relations & Treasurer

MSC Industrial Supply Co.

(704) 987-5231

Media Contact:

Paul Mason

Director, Corporate Communications

MSC Industrial Supply Co.

(704)  987-5313

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL SUPPLY CO. NAMES RUSTOM JILLA CHIEF FINANCIAL OFFICER

Melville, N.Y. and Davidson, N.C., July 6, 2015 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced that it has named Rustom Jilla to the role of Executive Vice President and Chief Financial Officer, effective July 20. Jilla succeeds Jeff Kaczka, who will be retiring from MSC as previously announced following a short transition period.

Jilla, 54, most recently served as CFO for Dematic Group, a global provider of warehouse logistics and inventory management solutions. Prior to Dematic, he spent more than a decade as CFO of Ansell Limited, a publicly traded global leader in protective solutions with approximately $1.6 billion (U.S.) in annual revenue and an MSC supplier. Earlier in his career, Jilla spent 12 years at The BOC Group, a U.K.-listed, multinational industrial gas company, where he held various Product Management and Finance leadership roles.

“Rustom is an accomplished CFO with a strong track record of producing exceptional results, while demonstrating high levels of leadership in developing people, teams and organizations,” said Erik Gershwind, President and Chief Executive Officer. “We are extremely pleased to welcome him to the MSC leadership team.”

Gershwind continued, “I would also like to extend my appreciation to Jeff Kaczka for his steadfast commitment, focus and effective leadership role during his tenure as CFO of the company. We recognize him for his many contributions to MSC’s success and wish him the very best in his retirement,” Gershwind said.

Jilla received an M.B.A. in Finance and Corporate Policy & Management from the Wharton School of Business at the University of Pennsylvania, and a Bachelor’s degree in Commerce from the University of Sri Jayewardenapura in Sri Lanka. He is also a Chartered Accountant (Sri Lanka) and Chartered Management Accountant (United Kingdom).

“MSC is a company with a great culture that has been a leading distributor of MRO products and services for many years. MSC is well positioned to build on this strong foundation and deliver even greater value for its shareholders, customers, suppliers, associates and other key stakeholders. This is an exciting time to be joining MSC and its leadership team,” Jilla said.

About MSC Industrial Supply Co.

MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1 million products, inventory management and other supply chain solutions, and deep expertise from more than 70 years of working with customers across industries. Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit www.mscdirect.com.

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